Exhibit 21
LIST OF SUBSIDIARIES
OF
EASTERN COMPANY

Name of Division:	State or Other Jurisdiction of Incorporation or Organization

Eberhard Manufacturing	Ohio

Eberhard Hardware Manufacturing Ltd.	Canada

Eastern Industrial Ltd	China

Canadian Commercial Vehicles Corporation	Canada

Composite Panel Technologies	North Carolina

Sesamee Mexicana, S.A. de C.V.	Mexico

Illinois Lock Company	Illinois

World Lock Company Ltd.	Taiwan

Dongguan Reeworld Security Products Ltd.	China

Greenwald Industries	Connecticut

Argo EMS	Connecticut

Frazer & Jones Company	New York

Name of Subsidiary:

Velvac Holdings, Inc.	Wisconsin

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